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                                  Exhibit 99.1

                                  Press Release




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PRESS RELEASE

FOR RELEASE:  June 5, 1998

         Carolina First BancShares, Inc. and Community Bank & Trust Co.
                    Announce Signing of Definitive Agreement


         Carolina First BancShares, Inc., Lincolnton, NC (Carolina First) and Community Bank & Trust Co., Marion, NC (Community Bank) have signed a definitive merger agreement, announced by D. Mark Boyd, III, Chairman and CEO of Carolina First and Harold D. Alexander, Chairman of Community Bank. This completes the first phase of the merger under the terms of which Community Bank will become the third community bank within the Carolina First holding company. The transaction will be a tax-free stock for stock exchange of approximately 74 shares of Carolina First common stock for each share of Community Bank common stock, subject to adjustment as provided in the merger agreement.

         As of March 31, 1998, Carolina First, reported total assets of $547 million and had 22 offices in seven counties, while Community Bank reported total assets of $101 million and had seven offices in five counties.

         In a statement following the signing of the agreement, Mr. Boyd said "We are pleased with the opportunity this merger provides to expand our presence in several new markets. We look forward to working with the staff of Community Bank to make this merger a success for everyone, especially the shareholders of both companies."